Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2013 Results

Third Quarter Key Metrics Summary

•                  Total revenue was $2.8 billion with organic revenue growth of 3%

•                  Operating margin was 13%, and operating margin, adjusted for certain items, increased 10 basis points to 17.6%

•                  EPS from continuing operations was $0.82, and EPS from continuing operations, adjusted for certain items, increased 19% to $1.13

•                  Cash flow from operations was flat at $597 million, and free cash flow increased 4%, or $19 million, to $545 million

Third Quarter Highlights

•                  Repurchased 7.3 million Class A Ordinary Shares for approximately $500 million

•                  Announced that employer participation in Aon Hewitt’s Corporate Health Care Exchange is expected to be six times higher in 2014, and employee enrollment is expected to triple to more than 330,000 U.S. employees, or more than 600,000 including eligible dependents

LONDON — October 25, 2013 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2013.

Net income attributable to Aon shareholders from continuing operations was $256 million, or $0.82 per share, compared to $204 million, or $0.62 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders from continuing operations, adjusted for certain items, increased 19% to $1.13, when compared to $0.95 in the prior year quarter.  Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our third quarter results reflect positive performance across each of our key metrics highlighted by strong operating margin improvement of 110 basis points in our Risk Solutions segment and the repurchase of $500 million of ordinary shares,” said Greg Case, president and chief executive officer.  “Having made significant investments across the firm in both the Global Risk Insight Platform and the most robust set of solutions for healthcare exchanges, we are on-track for a solid finish to 2013 and continue to strengthen the platform for long-term growth, strong free cash flow generation and increased financial flexibility in 2014.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue increased 2% to $2.8 billion when compared to the prior year quarter primarily driven by a 3% increase in organic revenue, partially offset by a 1% unfavorable impact from foreign currency translation and a 27% decline in investment income due to lower average interest rates.

Total operating expenses for the third quarter increased 1% to $2.4 billion when compared to the prior year quarter due primarily to a 3% increase in organic revenue and the inclusion of $8 million of expenses from acquisitions, partially offset by a $22 million favorable impact from foreign currency translation, savings related to the restructuring programs, and a $7 million decline in intangible asset amortization.

Depreciation expense increased 5%, or $3 million, to $59 million when compared to the prior year quarter.

Intangible asset amortization expense decreased 7%, or $7 million, to $98 million when compared to the prior year quarter due to a $4 million decrease in HR Solutions and a $3 million decrease in Risk Solutions.

Restructuring expenses decreased $2 million to $30 million when compared to $32 million in the prior year quarter.  In the third quarter, the Company incurred $24 million of costs in the Risk Solutions segment and $6 million of costs in the HR Solutions segment related to the Aon Hewitt restructuring program.  To date, the Company has incurred approximately 89% of the total costs necessary to deliver the remaining savings, and expects to incur 100% by the end of 2013.  An analysis of restructuring-related costs by type and segment are detailed on page 13 of this press release.

Restructuring savings in the third quarter related to the Aon Hewitt restructuring program are estimated at $88 million compared to $64 million in the prior year quarter.  Of the estimated savings in the third quarter, approximately $69 million were related to the HR Solutions segment compared to $54 million in the prior year quarter, and approximately $19 million were related to the Risk Solutions segment compared to $10 million in the prior year quarter.

Before any potential reinvestment of savings, the Aon Hewitt restructuring program is expected to deliver cumulative savings of $378 million by the end of 2014.  Approximately $288 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in HR Solutions by the end of 2014.  As of the third quarter, an estimated $242 million of cumulative savings have been achieved in HR Solutions.  Approximately $90 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions by the end of 2014.  As of the third quarter, an estimated $60 million of cumulative savings have been achieved in Risk Solutions.

Foreign currency exchange rates in the third quarter had a $0.02 per share, or $6 million pretax (in Risk Solutions), unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations was 25.1% compared to 23.2% in the prior year quarter.  The effective tax rate in the third quarters of 2013 and 2012 were impacted by certain discrete tax adjustments.

Average diluted shares outstanding decreased to 312.9 million in the third quarter compared to 331.0 million in the prior year quarter.  The Company repurchased 7.3 million Class A Ordinary Shares for approximately $500 million in the third quarter.  The Company has $2.95 billion of remaining authorization under its share repurchase program.

Cash flow from operations was flat at $597 million in the third quarter due primarily to a decrease in pension contributions and strong underlying working capital performance offset by an increase in cash paid for taxes and the unfavorable timing of certain interest expense payments.  Free cash flow, as defined by cash flow from operations less capital expenditures, increased 4%, or $19 million, to $545 million in the third quarter driven by a $20 million decrease in capital expenditures.  A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarters of 2013 and 2012.  The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	Sept 30,	Sept 30,	%	Currency	Divestitures,	Organic
Fees and Other	2013	2012	Change	Impact	Other	Revenue
Retail	$1,424	$1,390	2%	(1)%	(1)%	4%
Reinsurance	389	377	3	(1)	(1)	5
Subtotal	$1,813	$1,767	3%	(1)%	—%	4%
Investment Income	8	11	(27)
Total Revenue	$1,821	$1,778	2%

Risk Solutions total revenue increased 2% to $1.8 billion when compared to the prior year quarter due to 4% organic growth in commissions and fees, partially offset by a 1% unfavorable impact from foreign currency translation and a 27% decline in investment income.

Retail Brokerage organic revenue increased 4% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 5% reflecting growth across all regions driven by strong management of the renewal book portfolio, including record retention rates in US Retail, and a modestly positive market impact.  International organic revenue increased 2% driven by strong growth across emerging markets, New Zealand and Asia, partially offset by a modest decline in Australia and Spain.  Reinsurance organic revenue increased 5% due primarily to growth in treaty and facultative placements, a modest favorable market impact and timing benefit in the quarter.

	Three Months Ended
	Sept 30,	Sept 30,	%
(millions)	2013	2012	Change
Revenue	$1,821	$1,778	2%
Expenses
Compensation and benefits	1,047	1,024	2
Other general expenses	441	445	(1)
Total operating expenses	1,488	1,469	1%

Operating income	$333	$309	8%
Operating margin	18.3%	17.4%

Operating income - adjusted	$385	$356	8%
Operating margin - adjusted	21.1%	20.0%

Compensation and benefits for the third quarter increased 2%, or $23 million, when compared to the prior year quarter due primarily to 4% organic revenue growth, partially offset by a $9 million favorable impact from foreign currency translation, a $9 million decrease in restructuring costs related to the Aon Hewitt restructuring program and savings related to the restructuring programs.

Other general expenses for the third quarter decreased 1%, or $4 million, when compared to the prior year quarter due primarily to a $6 million favorable impact from foreign currency translation and savings related to the restructuring programs, partially offset by a $17 million increase in restructuring costs related to the Aon Hewitt restructuring program.

Third quarter operating income increased 8% to $333 million when compared to the prior year quarter.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 8%, or $29 million, and operating margin increased 110 basis points to 21.1% when compared to the prior year quarter.  Adjusted operating margin was driven by organic revenue growth and savings related to the restructuring programs, partially offset by a 30 basis point unfavorable impact from unfavorable foreign currency translation and a decline in investment income.

HR SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	Sept 30,	Sept 30,	%	Currency	Divestitures,	Organic
Fees and Other	2013	2012	Change	Impact	Other	Revenue
Consulting Services	$406	$394	3%	(1)%	1%	3%
Outsourcing	587	585	—	—	1	(1)
Intersegment	(12)	(8)	N/A	N/A	N/A	N/A
Subtotal	$981	$971	1%	(1)%	2%	—%
Investment Income	—	—	N/A
Total Revenue	$981	$971	1%

HR Solutions total revenue increased 1% to $981 million when compared to the prior year quarter driven by a 2% increase in commissions and fees resulting from acquisitions, net of divestitures, partially offset by a 1% unfavorable impact from foreign currency translation.

Organic revenue in Consulting Services increased 3% driven primarily by growth in investment, compensation and communications consulting.  Organic revenue in Outsourcing declined 1% compared to the prior year quarter due primarily to an anticipated decline in benefits administration, partially offset by demand for discretionary services.

	Three Months Ended
	Sept 30,	Sept 30,	%
(millions)	2013	2012	Change
Revenue	$981	$971	1%
Expenses
Compensation and benefits	596	569	5
Other general expenses	310	322	(4)
Total operating expenses	906	891	2%
Operating income	$75	$80	(6)%
Operating margin	7.6%	8.2%

Operating income - adjusted	$151	$170	(11)%
Operating margin - adjusted	15.4%	17.5%

Compensation and benefits for the third quarter increased 5%, or $27 million, when compared to the prior year quarter due primarily to a $12 million unfavorable impact from the timing of certain expenses, investments in certain businesses and the inclusion of $5 million of expenses from acquisitions, partially offset by savings related to the Aon Hewitt restructuring program.

Other general expenses for the third quarter decreased 4%, or $12 million, when compared to the prior year quarter due primarily to a $6 million decrease in restructuring costs related to the Aon Hewitt restructuring program, a $4 million decrease in intangible asset amortization, and savings related to the Aon Hewitt restructuring program.

Third quarter operating income decreased 6% to $75 million when compared to the prior year quarter.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 11%, or $19 million, and operating margin decreased 210 basis points to 15.4% when compared to the prior year quarter due primarily to a $12 million, or 120 basis point, unfavorable impact from the timing of certain expenses, an unfavorable revenue mix shift and investments in health care exchanges, partially offset by savings related to the Aon Hewitt restructuring program.

INCOME FROM CONTINUING OPERATIONS

	Three Months Ended
	Sept 30,	Sept 30,	%
(millions)	2013	2012	Change
Risk Solutions	$333	$309	8%
HR Solutions	75	80	(6)
Unallocated expenses	(44)	(50)	(12)
Operating income from continuing operations before tax	$364	$339	7%
Interest income	3	1	200
Interest expense	(53)	(57)	(7)
Other income (expense)	39	(9)	533
Income from continuing operations before tax	$353	$274	29%

Unallocated expenses decreased $6 million to $44 million due primarily to a decrease in expenses related to the Company’s redomicile to the UK.  Interest income increased $2 million to $3 million due primarily to higher average cash balances.  Interest expense decreased $4 million to $53 million due primarily to both a decline in the average rate and the total amount of debt outstanding.  Other income (expense) of $39 million primarily includes $42 million of gains on sale of investments and certain Company owned life insurance plans.  The prior year quarter primarily includes a $16 million net loss due to the unfavorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies, partially offset by $9 million of net gains on certain long-term investments.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 25, 2013 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 65,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world, including conditions is the European Union relating to sovereign debt and the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries;  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue, free cash flow and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44-207-086-0100	312-381-2485

Aon plc

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Sept. 30, 2013	Sept. 30, 2012	Percent Change
Revenue
Commissions, fees and other	$2,786	$2,726	2%	$8,585	$8,368	3%
Fiduciary investment income	8	11	(27)	21	31	(32)
Total revenue	2,794	2,737	2	8,606	8,399	2

Expenses
Compensation and benefits	1,666	1,620	3	5,103	4,920	4
Other general expenses	764	778	(2)	2,347	2,344	—
Total operating expenses	2,430	2,398	1	7,450	7,264	3
Operating income	364	339	7	1,156	1,135	2

Interest income	3	1	200	6	6	—
Interest expense	(53)	(57)	(7)	(153)	(173)	(12)
Other income (expense)	39	(9)	533	54	3	1,700
Income from continuing operations before income taxes	353	274	29	1,063	971	9
Income taxes (1)	89	64	39	275	257	7
Income from continuing operations	264	210	26	788	714	10

Loss from discontinued operations before income taxes	—	—	N/A	—	(1)	(100)
Income taxes (2)	—	—	N/A	—	—	N/A
Loss from discontinued operations	—	—	N/A	—	(1)	(100)

Net income	264	210	26	788	713	11
Less: Net income attributable to the noncontrolling interests	8	6	33	30	25	20
Net income attributable to Aon shareholders	$256	$204	25%	$758	$688	10%

Net income (loss) attributable to Aon shareholders:
Income from continuing operations	$256	$204	25%	$758	$689	10%
Loss from discontinued operations	—	—	N/A	—	(1)	(100)
Net income	$256	$204	25%	$758	$688	10%
Basic net income per share attributable to Aon shareholders
Income from continuing operations	$0.83	$0.62	34%	$2.42	$2.08	16%
Income from discontinued operations	—	—	N/A	—	—	N/A
Net income	$0.83	$0.62	34%	$2.42	$2.08	16%

Diluted net income per share attributable to Aon shareholders
Income from continuing operations	$0.82	$0.62	32%	$2.39	$2.06	16%
Income from discontinued operations	—	—	N/A	—	—	N/A
Net income	$0.82	$0.62	32%	$2.39	$2.06	16%

Weighted average ordinary shares outstanding - diluted	312.9	331.0	(5)%	316.7	334.4	(5)%

(1)              The effective tax rate is 25.1% and 23.2% for the three months ended September 30, 2013 and 2012, respectively and 25.9% and 26.5% for the nine months ended September 30, 2013 and 2012, respectively.

(2)            Tax rate for discontinued operations is not meaningful for the three and nine months ended September 30, 2013 and 2012, respectively.

Aon plc

Revenue from Continuing Operations (Unaudited)

	Three Months Ended				Nine Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Organic Revenue (1)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,813	$1,767	3%	4%	$5,715	$5,551	3%	4%
HR Solutions	981	971	1	—	2,891	2,847	2	1
Total Operating Segments	$2,794	$2,738	2%	3%	$8,606	$8,398	2%	3%

Fiduciary Investment Income
Risk Solutions	$8	$11	(27)%		$21	$31	(32)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$8	$11	(27)%		$21	$31	(32)%

Total Revenue
Risk Solutions	$1,821	$1,778	2%		$5,736	$5,582	3%
HR Solutions	981	971	1		2,891	2,847	2
Intersegment	(8)	(12)	(33)		(21)	(30)	(30)
Total	$2,794	$2,737	2%		$8,606	$8,399	2%

(1)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Sept. 30, 2013	Sept. 30, 2012	Percent Change
Revenue
Commissions, fees and other	$1,813	$1,767	3%	$5,715	$5,551	3%
Fiduciary investment income	8	11	(27)	21	31	(32)
Total revenue	1,821	1,778	2	5,736	5,582	3

Expenses
Compensation and benefits	1,047	1,024	2	3,253	3,146	3
Other general expenses	441	445	(1)	1,356	1,377	(2)
Total operating expenses	1,488	1,469	1	4,609	4,523	2

Operating income	$333	$309	8%	$1,127	$1,059	6%

Operating margin	18.3%	17.4%		19.6%	19.0%

HR Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Sept. 30, 2013	Sept. 30, 2012	Percent Change
Revenue
Commissions, fees and other	$981	$971	1%	$2,891	$2,847	2%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	981	971	1	2,891	2,847	2

Expenses
Compensation and benefits	596	569	5	1,775	1,703	4
Other general expenses	310	322	(4)	954	933	2
Total operating expenses	906	891	2	2,729	2,636	4

Operating income	$75	$80	(6)%	$162	$211	(23)%

Operating margin	7.6%	8.2%		5.6%	7.4%

Total Operating Income (Loss)

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Sept. 30, 2013	Sept. 30, 2012	Percent Change
Risk Solutions	$333	$309	8%	$1,127	$1,059	6%
HR Solutions	75	80	(6)	162	211	(23)
Unallocated	(44)	(50)	(12)	(133)	(135)	(1)
Total operating income	$364	$339	7%	$1,156	$1,135	2%

Total operating margin	13.0%	12.4%		13.4%	13.5%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$774	$743	4%	(2)%	1%	5%
International	650	647	—	(1)	(1)	2
Total Retail brokerage	1,424	1,390	2	(1)	(1)	4
Reinsurance brokerage	389	377	3	(1)	(1)	5
Total Risk Solutions	1,813	1,767	3	(1)	—	4
HR Solutions Segment:
Consulting services	406	394	3	(1)	1	3
Outsourcing	587	585	—	—	1	(1)
Intrasegment	(12)	(8)	N/A	N/A	N/A	N/A
Total HR Solutions	981	971	1	(1)	2	—
Total Operating Segments	$2,794	$2,738	2%	(1)%	0%	3%

	Nine Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$2,286	$2,188	4%	(1)%	—%	5%
International	2,262	2,207	2	—	(1)	3
Total Retail brokerage	4,548	4,395	3	(1)	—	4
Reinsurance brokerage	1,167	1,156	1	(1)	—	2
Total Risk Solutions	5,715	5,551	3	(1)	—	4
HR Solutions Segment:
Consulting services	1,176	1,140	3	(1)	1	3
Outsourcing	1,746	1,723	1	—	1	—
Intrasegment	(31)	(16)	N/A	N/A	N/A	N/A
Total HR Solutions	2,891	2,847	2	—	1	1
Total Operating Segments	$8,606	$8,398	2%	(1)%	—%	3%

Free Cash Flow (Unaudited)

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2013	Sept. 30, 2012	Percent Change	Sept. 30, 2013	Sept. 30, 2012	Percent Change
Cash Provided By (Used For) Operations	$597	$598	—%	$984	$867	13%
Less: Capital Expenditures	(52)	(72)	(28)	(174)	(201)	(13)
Free Cash Flow (3)	$545	$526	4%	$810	$666	22%

(1)   Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

(3)         Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30, 2013				Nine Months Ended September 30, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,821	$981	$(8)	$2,794	$5,736	$2,891	$(21)	$8,606

Operating income (loss) - as reported	$333	$75	$(44)	$364	$1,127	$162	$(133)	$1,156
Restructuring charges	24	6	—	30	52	57	—	109
Intangible asset amortization	28	70	—	98	86	210	—	296
Headquarters relocation costs	—	—	1	1	—	—	5	5
Operating income (loss) - as adjusted	$385	$151	$(43)	$493	$1,265	$429	$(128)	$1,566

Operating margins - as adjusted	21.1%	15.4%	N/A	17.6%	22.1%	14.8%	N/A	18.2%

	Three Months Ended September 30, 2012				Nine Months Ended September 30, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,778	$971	$(12)	$2,737	$5,582	$2,847	$(30)	$8,399

Operating income (loss) - as reported	$309	$80	$(50)	$339	$1,059	$211	$(135)	$1,135
Restructuring charges	16	16	—	32	29	36	—	65
Intangible asset amortization	31	74	—	105	91	222	—	313
Headquarters relocation costs	—	—	4	4	—	—	21	21
Operating income (loss) - as adjusted	$356	$170	$(46)	$480	$1,179	$469	$(114)	$1,534

Operating margins - as adjusted	20.0%	17.5%	N/A	17.5%	21.1%	16.5%	N/A	18.3%

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(millions except per share data)	2013	2012			2013	2012
Operating income - as adjusted	$493	$480			$1,566	$1,534
Interest income	3	1			6	6
Interest expense	(53)	(57)			(153)	(173)
Other income (expense)	39	(7)			54	5

Income from continuing operations before income taxes - as adjusted	482	417			1,473	1,372
Income taxes (2)	122	98			382	364
Income from continuing operations - as adjusted	360	319			1,091	1,008
Less: Net income attributable to noncontrolling interests	8	6			30	25
Income from continuing operations attributable to Aon shareholders - as adjusted	$352	$313			$1,061	$983

Diluted earnings per share from continuing operations - as adjusted	$1.13	$0.95			$3.35	$2.94

Weighted average ordinary shares outstanding - diluted	312.9	331.0			316.7	334.4

(1)          Certain noteworthy items impacting operating income in 2013 and 2012 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)          The effective tax rate for continuing operations is 25.1% and 23.2% for the three months ended September 30, 2013 and 2012, respectively and 25.9% and 26.5% for the nine months ended September 30, 2013 and 2012, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Full Year 2012	Third Quarter 2013	Nine Months 2013	Total to Date	Estimated Total
Workforce reduction	$49	$64	$74	$12	$50	$237	$261
Lease consolidation	3	32	18	17	53	106	128
Asset impairments	—	7	4	—	3	14	15
Other costs associated with restructuring	—	2	2	1	3	7	7
Total restructuring and related expenses	$52	$105	$98	$30	$109	$364	$411

By Segment: (2)

HR Solutions	52	49	66	6	57	224	244
Risk Solutions	—	56	32	24	52	140	167
Total restructuring and related expenses	$52	$105	$98	$30	$109	$364	$411

(1)         In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)         Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$369	$291
Short-term investments	357	346
Receivables, net	2,666	3,101
Fiduciary assets (1)	11,698	12,214
Other current assets	484	430
Total Current Assets	15,574	16,382
Goodwill	8,958	8,943
Intangible assets, net	2,657	2,975
Fixed assets, net	803	820
Investments	139	165
Other non-current assets	1,174	1,201
Total Assets	$29,305	$30,486

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,698	$12,214
Short-term debt and current portion of long-term debt	1,206	452
Accounts payable and accrued liabilities	1,523	1,853
Other current liabilities	764	831
Total Current Liabilities	15,191	15,350
Long-term debt	3,352	3,713
Pension, other post retirement and other post employment liabilities	1,773	2,276
Other non-current liabilities	1,399	1,342
Total Liabilities	21,715	22,681

EQUITY
Shareholders’ Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	4,660	4,436
Retained earnings	5,507	5,933
Accumulated other comprehensive loss	(2,636)	(2,610)
Total Aon Shareholders’ Equity	7,534	7,762
Noncontrolling interests	56	43
Total Equity	7,590	7,805
Total Liabilities and Equity	$29,305	$30,486

(1) Includes short-term investments:  2013 - $4,335, 2012 - $4,029

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Nine Months Ended
(millions)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$264	$210	$788	$713
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(28)	(1)	(28)	(1)
Depreciation of fixed assets	59	56	177	168
Amortization of intangible assets	98	105	296	313
Share-based compensation expense	70	55	207	160
Deferred income taxes	76	(2)	100	21
Change in assets and liabilities:
Fiduciary receivables	1,338	1,054	684	(447)
Short term investments - funds held on behalf of clients	(157)	637	(369)	118
Fiduciary liabilities	(1,181)	(1,691)	(315)	329
Receivables, net	183	159	374	240
Accounts payable and accrued liabilities	101	153	(330)	(347)
Restructuring reserves	(2)	(5)	(7)	(43)
Current income taxes	(87)	19	(197)	67
Pension and other post employment liabilities	(110)	(214)	(401)	(414)
Other assets and liabilities	(27)	63	5	(10)
CASH PROVIDED BY OPERATIONS	597	598	984	867

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	58	120	81	171
Purchases of long-term investments	(7)	(2)	(13)	(9)
Net (purchases) sales of short-term investments - non-fiduciary	(42)	(193)	(13)	66
Acquisition of businesses, net of cash acquired	(3)	(15)	(26)	(97)
Proceeds from sale of business	5	1	6	2
Capital expenditures	(52)	(72)	(174)	(201)
CASH USED FOR INVESTING ACTIVITIES	(41)	(161)	(139)	(68)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(500)	(275)	(1,025)	(625)
Issuance of shares for employee benefit plans	27	29	84	93
Issuance of debt	1,356	1	4,270	333
Repayment of debt	(1,263)	(122)	(3,870)	(427)
Cash dividends to shareholders	(54)	(51)	(159)	(153)
Purchase of shares from noncontrolling interests	(6)	(1)	(6)	—
Dividends paid to noncontrolling interests	(7)	(11)	(13)	(17)
CASH USED FOR FINANCING ACTIVITIES	(447)	(430)	(719)	(796)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6)	(3)	(48)	15
Net Increase in Cash and Cash Equivalents	103	4	78	18
Cash and Cash Equivalents at Beginning of Period	266	286	291	272
Cash and Cash Equivalents at End of Period	$369	$290	$369	$290